Exhibit 4.4

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of June 18, 2025, by and among ShoulderUp Technology Acquisition Corp., a Delaware corporation (“SUAC”), CID HoldCo, Inc. a Delaware corporation (“Holdings”), and Continental Stock Transfer & Trust SUAC, a New York limited purpose trust company (the “Warrant Agent”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SUAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 16, 2021, filed with the United States Securities and Exchange Commission on November 16, 2021 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, SUAC has issued and sold (a) 1,350,000 private placement units to ShoulderUp Technology Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) at a purchase price of $10.00 per Private placement unit, with each private placement unit consisting of one share of SUAC Class A Common Stock and one- half of one warrant (the “Private Placement Warrants”), with each Private Placement Warrant being exercisable for one share of SUAC Class A Common Stock and with an exercise price of $11.50 per share, and (b) 15,000,000 warrants as part of the units sold to public investors in a public offering (the “Public Warrants” and together with the Private Placement Warrants the “Warrants”) to purchase SUAC Class A Common Stock, with each whole Public Warrant being exercisable for one share of SUAC Class A Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, SUAC, Holdings, ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a wholly- owned subsidiary of Holdings (“SEI Merger Sub,” and together with ShoulderUp Merger Sub, the “Merger Subs”), and SEE ID, Inc., a Nevada corporation (“SEE ID”),, entered into that certain Business Combination Agreement, dated as of March 18, 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, on the Closing Date, (i) ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings.

WHEREAS, following the consummation of the business combination, (i) the holders of shares of SUAC Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of Holdings Common Stock in exchange for each share of SUAC Common Stock held by them, subject to adjustment as more fully described in the Business Combination Agreement, (ii) the holders of each whole warrant to purchase SUAC Class A Common Stock will receive one warrant to purchase Holdings Common Stock at an exercise price of $11.50 per share, and (iii) 13 million shares of Holdings Common Stock, subject to adjustment as more fully described in the Business Combination Agreement, will be issued to the SEE ID Stockholders in proportion to their ownership interests in SEE ID. As a result of the Business Combination, SUAC and SEE ID will become wholly-owned subsidiaries of Holdings.

WHEREAS, as contemplated by Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for shares of SUAC Class A Common Stock but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdings Common Stock;

WHEREAS, the SUAC Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, Holdings has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Holdings Common Stock on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, SUAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdings and Holdings wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SUAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as SUAC and the Warrant Agent may deem necessary or desirable and that SUAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Existing Warrant Agreement) of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1 Assignment and Assumption. SUAC hereby assigns to Holdings all of SUAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Holdings hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SUAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each Warrant shall automatically cease to represent a right to acquire SUAC Class A Common Stock and shall instead represent a right to acquire Holdings Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). Holdings consents to payment of the Exercise Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for Holdings Common Stock in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by SUAC to Holdings pursuant to Section 1.1 hereof effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by Holdings from SUAC pursuant to Section 1.1 hereof effective immediately the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

SUAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Business Combination and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1 Preamble. All references to “ShoulderUp Technology Acquisition Corp., a Delaware corporation, in the Existing Warrant Agreement shall refer instead to “CID HoldCo, Inc., a Delaware Corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to CID HoldCo, Inc. rather than to ShoulderUp Technology Acquisition Corp.

Section 2.2 Reference to Holdings Common Stock. All references to “Class A common stock” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “common stock” and “with a par value of $0.0001 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Warrant Agreement shall be references to Holdings Common Stock rather than to SUAC Class A Common Stock.

Section 2.3 Notice. The address for notices to SUAC set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

CID HoldCo, Inc.

7500 Old Georgetown Road, Suite 901

Bethesda, Maryland 20814

Attention: Edmund Nabrotzky

E-mail: [x]

Section 2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.5 Payment. Section 3.3.1(c) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.6 Issuance of Shares of Common Stock on Exercise Section 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“3.3.2. Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book- entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book- Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b). If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.”

Section 2.7 Registration of Common Stock. Section 7.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.8 Cashless Exercise at Company’s Option. Section 7.4.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.9 Warrant Certificate. The following sentence is hereby deleted from Exhibit A (Form of Warrant Certificate – Reverse):

“In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Closing.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Holdings, SUAC, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

By:	/s/ Phyllis Newhouse
	Name:	Phyllis Newhouse
	Title:	Chief Executive Officer

CID HOLDCO, INC.

By:	/s/ Phyllis Newhouse
	Name:	Phyllis Newhouse
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
	Name:	Steven Vacante
	Title:	Vice President

[Signature Page to Warrant Assumption Agreement]